Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of March 29, 2021 (this “Agreement”), is entered into by and between Liberated Syndication, Inc., a Nevada corporation (the “Company”), on the one hand, and each of the parties set forth in Schedule A to this Agreement (together, the “Purchasers”), on the other. Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Annex I to this Agreement.

RECITALS

A. The Company desires to sell the shares of its Common Stock to the Purchasers, and the Purchasers desire to purchase shares of Common Stock from the Company on the terms and subject to the conditions set forth in this Agreement.

B. As a condition and material inducement to the willingness of the Purchasers to enter into this Agreement, the Company has agreed to provide the Purchasers with certain registration rights set forth in the Registration Rights Agreement attached to this Agreement as Exhibit A (the “Registration Rights Agreement”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1 Sale and Purchase. Subject to the terms and conditions of this Agreement, at the Closing, each Purchaser will acquire from the Company, and the Company shall issue, sell, and deliver to each Purchaser, the number of shares of Common Stock set forth opposite its name on Schedule A, at a price per share of Common Stock of $3.75. The purchase and sale of the shares of Common Stock by the Purchasers are several as between the Purchasers, not joint, but for purposes of this Agreement are, together with the other transactions contemplated by this Agreement and the other Transaction Documents, collectively referred to as the “Transactions.”

Section 1.2 Closing.

(a) Subject to the terms and conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) will take place on the first Business Day after the last of the conditions to Closing set forth in Article V having been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time and/or place, and in such manner, as the parties may mutually agree upon, remotely via the exchange of documents and signatures. The date of the Closing will be the “Closing Date.”

(b) At the Closing:

(i) The Company shall deliver or cause to be delivered to each Purchaser:

(A) evidence of the Purchased Securities purchased by such Purchaser credited to book-entry accounts maintained by the transfer agent of the Company and issued by the Company free and clear of any Encumbrances (except as set forth in any Transaction Documents or provided by Applicable Law) registered in such names as such Purchaser has designated;

(B) the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, duly executed by the Company;

(C) a legal opinion from the Company’s legal counsel in a form reasonably satisfactory to counsel to the Purchasers; and

(D) any other documents reasonably necessary or appropriate for the consummation of the Transactions.

(ii) Each Purchaser will deliver or cause to be delivered to the Company:

(A)
payment of the Purchase Price by wire transfer of immediately available funds in U.S. Dollars into an account designated by the Company, which account shall be designated at least two (2) Business Days (or such shorter period of time as shall be agreeable by such Purchaser and the Company) prior to the Closing Date;

(B)
the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit A, duly executed by such Purchaser; and

(C)
any other documents reasonably necessary or appropriate for the consummation of the Transactions.

Section 1.3 Preemptive Rights.

(a) Preemptive Rights of Purchasers. If, at any time until the earlier of (i) the one year anniversary of the Closing Date, or (ii) the Common Stock being listed or quoted on a Principal Market, the Company proposes to issue (except in a transaction described in Section 1.3(b) below) any of its equity securities (including Common Stock) or any securities convertible into or having the rights to purchase any equity securities (including Common Stock) to any Person (which may include a Purchaser) (collectively, “Equity Securities”), then, in such event, the Company shall first offer in writing to sell such Equity Securities, on the same terms and conditions as proposed by the Company to such Person, to each Preemptive Rights Purchaser that is an “accredited investor,” as such term is defined in Regulation D as promulgated under the Securities Act (each a “Potential Purchaser” and collectively, the “Potential Purchasers”). Each Potential Purchaser shall then have the option to purchase its pro rata portion of the Equity Securities proposed to be issued (based on the number of Equity Securities owned by such Potential Purchaser at the time of the subsequent transaction in relation to the total number of the Equity Securities then outstanding, all determined on a fully diluted basis, except for outstanding Awards), at the price and upon the terms set forth in such writing. Such option shall be exercisable by written notice to the Company for a period of three days from the date of such offer. A failure by a Potential Purchaser to give written notice of the exercise within such three day period shall be deemed to be a rejection by such Potential Purchaser of its option to purchase. To the extent that any Potential Purchaser elects not to purchase the full amount of Equity Securities it is entitled to purchase pursuant to this Section 1.3(a), the other Potential Purchasers’ rights to purchase Equity Securities pursuant to this Section 1.3(a) shall be increased, by their pro rata portion, up to the maximum quantity of each class of Equity Securities being offered by the Company. The closing of the purchase of Equity Securities by the Potential Purchasers shall take place within three days after the expiration of such three day period. The Company shall have 60 days from the later of the closing of the purchase of Equity Securities by the Potential Purchasers or the expiration of the right set forth herein to sell the unsold portion of the Equity Securities to other purchasers, but only upon terms and conditions that are in all material respects no more favorable to such purchasers or less favorable to the Company than those set forth in the Equity Securities offering. In the event that the sale of the unsold portion of Equity Securities is not consummated within such 60 day period, the Company’s right to sell such unsold Equity Securities shall be deemed to lapse, and any sale of Equity Securities without additional notice to the Potential Purchasers as provided for in this Section 1.3(a) shall be deemed to be in violation of the provisions of this Agreement.

(b)  Excluded Transactions. The following transactions shall be excluded from the restrictions of this Section 1.3:

(i)
The issuance of Equity Securities pursuant to this Agreement (including Section 1.3(a));

(ii)
The issuance of Equity Securities that are approved by the Company’s board of directors, to employees, consultants or directors of the Company (i) pursuant to a Stock Plan duly authorized by the Company’s shareholders or (ii) otherwise approved by the Company’s board of directors;

(iii)
The issuance of Equity Securities in connection with any stock split or stock dividend paid to all shareholders on an as-converted basis;

(iv)
The issuance of Equity Security as consideration pursuant to an Acquisition;

(v)
The issuance of Equity Security as part of a Public Offering; or

(vi)
The issuance of Equity Securities as part of a Rights Offering.

ARTICLE II
COMPANY REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to each Purchaser as follows (it being understood that each representation and warranty contained in this Article II is subject to (i) disclosures set forth in the SEC Reports and (ii) exceptions and disclosures set forth in the section or subsection of the Disclosure Schedule delivered by the Company to the Purchasers immediately prior to the execution of this Agreement (the “Disclosure Schedule”); provided, that (x) disclosure contained in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to any other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement (regardless of whether an explicit reference or cross-reference is made) and (y) disclosure set forth in the SEC Reports described above shall only be deemed to be disclosed to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to any section or subsection of this Agreement:

Section 2.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing, individually and in the aggregate, have not had and would not reasonably be expected to have a: (i) a material adverse effect on the legality, validity or enforceability of the Transaction Documents, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its formation and has the requisite power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. Each of the Company’s Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Except for its Subsidiaries, the Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest. Neither the Company nor its Subsidiaries are under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any Liability of, any Person.

Section 2.2 Organizational Documents. A complete and correct copy of the Company’s certificate of incorporation and the bylaws, each as amended to date, have been provided to the Purchasers prior to the date hereto and are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 2.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock authorized (“Preferred Stock”). As of the date hereof, 26,401,696 shares of Common Stock are issued and outstanding. The foregoing represents all of the issued and outstanding capital stock of the Company as of the date hereof.

(b) Each outstanding share of capital stock or other equity or ownership interest of the Company and each of its Subsidiaries: (i) is duly authorized, validly issued, fully paid and nonassessable, and in the case of its Subsidiaries, each such share or other equity or ownership interest is owned by the Company or another Subsidiary of the Company, free and clear of any Encumbrance and (ii) has been offered, sold and delivered by the Company or its Subsidiary in compliance with all Applicable Laws and any applicable contractual restrictions. There are no declared or accrued but unpaid dividends or other distributions with respect to any shares of capital stock or other security of the Company.

(c) Except for the Company Awards and the shares of Common Stock contemplated by this Agreement, neither the Company nor any of its Subsidiaries has issued or agreed to issue, or is obligated to issue, any: (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.

(d) As of the date hereof, no shares of Common Stock are reserved for issuance in connection with the exercise or vesting of Company Awards granted pursuant to the Company Plan or otherwise approved by the Company’s board of directors. All Company Awards outstanding have been documented with the Company’s standard form of agreement or award document, a complete and correct copy of which has been attached to the SEC Reports.

(e) Other than this Agreement and the other Transaction Documents, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities (other than pursuant to the cashless exercise of Company Awards or the satisfaction of Tax withholding with respect to the exercise of Company Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities.

(f) Other than this Agreement and the other Transaction Documents, there are no stockholder agreements, investors rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements, registration rights agreement, or any similar agreements or Contracts to which either the Company or any Subsidiary is a party or by which it is bound relating to the transfer, voting or registration of any shares of capital stock or any other securities of the Company or any of its Subsidiaries and, to the Company’s knowledge, no stockholder or other security holder of the Company is party to such an agreement.

Section 2.4 Valid Issuance of Securities. The Purchased Securities have been duly and validly authorized and when issued and delivered against payment for such shares as provided in this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of any Encumbrances (except as set forth in any Transaction Documents or provided by Applicable Law).

Section 2.5 Corporate Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will become a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the Transactions.

Section 2.6 Enforceability. This Agreement and each other Transaction Document constitutes or, upon execution, will constitute the valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (the “Bankruptcy and Equity Exception”).

Section 2.7 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) conflict with or violate any Applicable Law; (iii) conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, require any consent of or notice to any Person pursuant to, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, or otherwise adversely affect the rights of the Company or any of its Subsidiaries under, or result in the loss of any benefit under, any Contract or Permit.

(b) The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents, and the consummation of the Transactions do not and will not require any consent, approval, authorization or permission of, or filing with or notification to, any Governmental Entity for such performance or in order to prevent the termination of any right, privilege, license or qualification of the Company or any of its Subsidiaries, except for such filings as may be required by any applicable federal or state securities or “blue sky” Laws.

Section 2.8 SEC Filings.

(a) The Company has filed with the SEC, on a timely basis, all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act (the “Filed SEC Documents”). As of their respective SEC filing dates, the Filed SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the rules regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Filed SEC Reports, and none of the Filed SEC Reports as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except with respect to the Transactions, no event giving rise to an obligation to file (or furnish) a report under Form 8-K with the SEC has occurred as to which the time period for making such filing has not yet expired and as to which the applicable Form 8-K has not been publicly filed or furnished.

(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the SEC Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except: (i) as may be otherwise specified in such financial statements or the notes thereto, (ii) that unaudited financial statements may not contain all footnotes required by GAAP and (iii) as permitted otherwise permitted by Regulation S-X),) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown in accordance with GAAP (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnote disclosures).

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(d) Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except (i) those incurred after the date of the Balance Sheet in the ordinary course of business, (ii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, or (iii) that have been discharged or paid prior to the date of this Agreement.

(e) Except as disclosed in the SEC Reports, there are no legal or governmental actions, suits or proceedings pending or threatened against the Company or any Subsidiary before or by any court, regulatory body or administrative agency or any other governmental agency or body, domestic, or foreign. Neither the Company nor any Subsidiary is a party to or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental agency or body.

Section 2.9 Disclosure Controls. The Company and each of its Subsidiaries maintain disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time period specified in the SEC’s rules and forms, and is accumulated and communicated to management of the Company, including its principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding disclosure.

Section 2.10 Sarbanes-Oxley Act. The principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in each such certification are complete and correct in all material respects. The Company, the Subsidiaries and the Company’s directors and executive officers are each in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder.

Section 2.11 Stock Plans. Each stock option granted under any stock option plan of the Company or any Subsidiary (including the Company Plan) (each, a “Stock Plan”) was granted with a per share exercise price no less than the fair market value per share of Common Stock on the grant date of such option, and no such grant involved any “back-dating,” “forward-dating” or similar practice with respect to the effective date of such grant. Each such stock option (i) was granted in compliance with Applicable Laws and with the applicable Stock Plan(s), (ii) was duly approved by the board of directors (or a duly authorized committee thereof) of the Company or such Subsidiary, as applicable, and (iii) has been properly accounted for in the Company’s consolidated financial statements and disclosed in the SEC Reports.

Section 2.12 No Material Adverse Change. Since September 30, 2020, there has not been, whether or not arising in the ordinary course of business (i) a Material Adverse Effect, (ii) any transaction consummated which is material to the Company and the Subsidiaries taken as a whole, (iii) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by the Company or any Subsidiary that is material to the Company and the Subsidiaries taken as a whole, or (iv) any dividend or distribution of any kind declared, paid or made on the capital stock of, or other equity interests in, the Company or any Subsidiary.

Section 2.13 Taxes. The Company and each of its Subsidiaries have, in all material respects, (i) prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all income and other Tax Returns required to be filed by any of them, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and correct and (ii) timely paid all Taxes owed by the Company and each of its Subsidiaries (whether or not shown to be due and payable on any Tax Returns) except for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been established in accordance with GAAP. The Company has not executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax which period has not yet expired (other than automatic extensions or any customary extensions obtained in the ordinary course of business). There are no examination, audits or other administrative or court proceedings of any income and other Tax Return of the Company or any of its Subsidiaries by any Governmental Entity (or any other dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries) currently in progress or, to the Company’s knowledge, threatened in writing other than any examination, audit or proceeding presenting issues for which adequate reserves have been established in accordance with GAAP. The Company and each of its Subsidiaries have complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and have, within the time and manner prescribed by Law, paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under all Applicable Laws. There are no Encumbrances relating or attributable to Taxes encumbering the assets of the Company or any of its Subsidiaries, except for Permitted Encumbrances. Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). The Company is not and has not been a “United States real property holding corporation” as defined in the Code and any applicable Treasury Regulations promulgated thereunder.

Section 2.14 Compliance with Applicable Law; Permits.

(a) Each of the Company and its Subsidiaries is and has at all times been in compliance in all material respects with all Applicable Laws. Neither the Company nor any of its Subsidiaries has received any notice, order, complaint or other communication from any Governmental Entity or any other Person that the Company or any of its Subsidiaries has any Liability under any Applicable Law or that it is not or has at any time not been in compliance in all material respects with any Applicable Law. No investigation or review by any Governmental Entity regarding a violation of any Applicable Law with respect to the Company or any of its Subsidiaries has occurred, is pending or, to the Company’s knowledge, has been threatened.

(b) Each of the Company and its Subsidiaries is in possession of all permits necessary for the Company or its Subsidiaries to lawfully own, lease and operate its properties and to lawfully carry on its business as it is now being conducted and is proposed to be conducted (the “Permits”), except for those that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”). Each of the Company and its Subsidiaries is and has at all times been in material compliance with all such Material Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Material Permit has occurred, is pending or has been threatened, and there is no basis for any such action.

Section 2.15 Litigation. There is no Action or pending, threatened, or reasonably expected against or affecting the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, or any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions as such. No Action seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Transaction Documents has occurred, is pending or, to the Company’s knowledge, threatened. There is no Judgment by any Governmental Entity relating to the Company, any of its Subsidiaries, any of their respective properties or assets, any of their respective officers or directors, or the Transactions.

Section 2.16 Labor and Employment Matters.

(a) The Company and its Subsidiaries are and at all times have been in compliance with all Applicable Laws relating to terms and conditions of employment, equal pay, health and safety, wages and hours (including the classification of independent contractors and exempt and nonexempt employees and the payment of such employees), immigration and employment verification matters (including the completion of I-9s for all employees and the proper confirmation of employee visas), employment discrimination, harassment, and retaliation, disability rights or benefits, leave Laws, human rights, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws), occupational safety and health, workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance, except, in each case, for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(b) The Company and its Subsidiaries are not and have never been a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council, group of employees or equivalent organization, and to the Company’s knowledge, there is no organizational campaign or other effort to cause a labor union or equivalent organization to be recognized or certified as a representative on behalf of the employees in dealing with the Company or its Subsidiaries. There are not and have never been any or, to the Company’s knowledge, threatened. labor strikes, slowdowns, labor disputes, or work stoppages or disruptions, picketing or lockouts affecting the Company or its Subsidiaries.

(c) The Company and its Affiliates have no liability for (i) any unpaid wages, salaries, wage premiums, overtime, commissions, bonuses, fees, or other compensation to any current or former employees, and current or former independent contractors under applicable Law, contract or policy of the Company or its Subsidiaries; and/or (ii) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation, except for those that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(d) All (i) employees of the Company and its Subsidiaries who are or have been classified as exempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws are, were and have been properly classified as exempt at all times so classified, (ii) employees of the Company and its Subsidiaries who are or have been classified as nonexempt under the Fair Labor Standards Act and any applicable state and local wage and hour Laws have been fully and properly paid all wages, including overtime, due under such Laws, and (iii) Persons providing work or services to the Company or its Subsidiaries who are or have been classified as independent contractors have been properly classified as independent contractors under all applicable Laws at all times so classified, except for those that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e) No written allegations of sexual harassment or sexual misconduct have been made to the Company or any of its Subsidiaries involving any current or former director, officer, or employee at the level of vice president or above of the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, or employee at the level of vice president or above of the Company or its Subsidiaries. No current director or officer of the Company or its Subsidiaries have been the subject of any written complaint to the Company or any of its Subsidiaries of sexual harassment, sexual assault, or sexual discrimination during his or her tenure at the Company.

(f) The Company and its Affiliates have complied with all applicable Laws, including but not limited to all applicable federal, state, and local statutes, regulations, and orders related to employee leave, workplace safety, and employee accommodations, related to, or in response to, COVID-19, except for those that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

Section 2.17 Compliance with ERISA. Each Employee Benefit Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with ERISA, the Code and all Applicable Laws, except for those that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur. Each Employee Benefit Plan (and each related trust, if any) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is entitled to rely upon an advisory or opinion letter issued to the provider of a pre-approved plan from the IRS, including for all required amendments, regarding its qualification thereunder that considers the law changes incorporated in the Employee Benefit Plan sponsor’s most recently expired remedial amendment cycle determined under the provisions of Rev. Proc. 2007-44 (or any successor thereto). No Employee Benefit Plan has an Unfunded Current Liability. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of the Company or any ERISA Affiliate provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance Laws. No Withdrawal Liability has been, or is reasonably expected to be, incurred for any Multiemployer Plan by the Company or any of its ERISA Affiliates.

Section 2.18 Ownership of Properties; Title; Real Property; Leases. Neither the Company nor any of the Subsidiaries owns any interest in Real Property. The Company or one of its Subsidiaries has valid and enforceable leasehold interests in all leased property, in each case, free and clear of all Encumbrances except for Permitted Encumbrances, subject to the Bankruptcy and Equity Exception.

Section 2.19 Intellectual Property Rights; Information Technology; Data Security.

(a) The Company and each of its Subsidiaries owns, licenses or otherwise possesses the right to use, all of the material IP Rights that are reasonably necessary for, or otherwise used or held for use in, the operation of any portion of its respective businesses of the Company and its Subsidiaries as currently conducted. The conduct and operations of the businesses of the Company and each of its Subsidiaries as currently conducted does not infringe, misappropriate, dilute, or otherwise violate any IP Rights owned by any other Person. To the knowledge of the Company, no Person is infringing, violating, misusing or misappropriating any IP Rights owned by the Company or any Subsidiary, and no such claims have been made against any Person by the Company or any of its Subsidiaries. No claim or litigation (i) challenging any right, title or interest of the Company or any of its Subsidiaries in any IP Rights owned by the Company or such Subsidiary, (ii) contesting the use of any IP Rights owned by the Company or such Subsidiary, (iii) contesting the validity or enforceability of such IP Rights, or (iv) alleging infringement, misappropriation, dilution, or other violation by the Company or any of its Subsidiaries of any IP Rights owned by any other Person, is pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.

(b) None of the IP Rights owned by the Company or any of its Subsidiaries is subject to any exclusive licensing agreement or similar arrangement.

(c) Each of the IP Licenses is valid and binding on the Company or one of its Subsidiaries, and to the knowledge of the Company, on the respective other party thereto in accordance with its terms and is in full force and effect. Neither the Company or one of its Subsidiaries who is a party on the one hand, or to the knowledge of the Company, the other party on the other hand, to any IP License has materially breached or defaulted under, or has provided or received any notice of a material breach or default of or any intention to terminate, any IP License.

(d) The Company and its Subsidiaries have taken all commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of all trade secrets and all otherwise confidential information associated with the Company and its Subsidiaries in which the Company or any of its Subsidiaries has any right, title or interest in to maintain and protect the full value of all such information.

(e) Neither the Company nor any of its Subsidiaries has disclosed any trade secrets in which the Company or any of its Subsidiaries has (or purports to have) any right, title or interest (or any tangible embodiment thereof) to any person without having the recipient thereof execute a written agreement regarding the non-disclosure and non-use thereof except as may have been required by Applicable Law.

(f) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any IP Rights owned or purported to be owned by the Company or any of its Subsidiaries.

(g) The Company and its Subsidiaries have the right to use all Data, Data sets, databases and algorithms, used in, held for use in, or necessary for the conduct of the business of the Company and its Subsidiaries, as currently conducted (collectively, “Company Data and Data Sets”), and all such Company Data and Data Sets are either (i) owned by the Company or one of its Subsidiaries, (ii) used under valid, enforceable, and perpetual licenses to the Company or one of its Subsidiaries, or (iii) otherwise used without encroaching on the rights of any third party.

(h) All IT Systems owned or used by the Company are sufficient for the needs of conducting its business, in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all Software, and are fully functional and operate and run in a reasonable and efficient business manner, and are free from any material: (i) defect, bug, or virus; or (ii) programming, design or documentation error or corruptant or other Software routines or hardware components that permit unauthorized access to, or the unauthorized disablement or erasure of, hardware components. There has never been any material (x) disruption, interruption, breakdown, failure, continued substandard performance, outage, or other adverse event affecting the IT Systems; or (y) unauthorized intrusions or breaches of security of the IT Systems. The Company has implemented and maintained its IT Systems with information security controls, regularly tested and fully encrypted backup systems, and disaster recovery and business continuity practices as are customarily insured against by similarly situated companies in the same or similar businesses.

(i) The Company’s practices with regard to the processing and security of Company Data are and have at all times been in accordance with: (i) applicable Privacy Requirements; (ii) applicable material contractual commitments of the Company relating to Data privacy and security of Company Data, and (iii) any published Company Privacy Policies of the Company, except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company has had in place commercially reasonable and appropriate written internal privacy and information security policies, designed to address the implementation and maintenance of appropriate and risk-based administrative, physical, and technical controls to protect and address the processing of Company Data (in paper or electronic form) in a manner consistent with industry practices for the protection and appropriate use of valuable confidential or proprietary information and that meet or exceed the requirements of applicable Privacy Requirements.

(j) The Company has not been required to, or voluntarily elected to, give notice to any customer, supplier, Governmental Entity, employee, or other person of any actual or alleged Security Breach or IT System or Data security failure or noncompliance, pursuant to any applicable Law or contract or otherwise. The Company has never experienced a Security Breach.

(k) Each current or former employee, consultant and contractor who develops or has developed the Company’s or any of its Subsidiaries’ IP Rights has executed proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms that assign to the Company or such Subsidiary all such IP Rights.

Section 2.20 Material Contracts.

(a) Each of the Material Contracts constitutes the valid and legally binding obligation of the Company or a Subsidiary thereof, as applicable, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect.

(b) There is no breach or default under any Material Contract either by the Company or any of its Subsidiaries or, to the Company’s knowledge, by any other party to such contract. No event has occurred that with the giving of notice, the lapse of time, or both would constitute a breach or default under such contract by the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party.

(c) No party to any Material Contract has given notice to the Company or any of its Subsidiaries of or made a claim against the Company or any of its Subsidiaries in respect of any breach or default thereunder.

Section 2.21 Tangible Assets; Inventory.

(a) The Company and its Subsidiaries own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective tangible properties and assets that are used or held for use in their respective businesses, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business consistent with past practice since the date of the Balance Sheet (except for those assets sold or otherwise disposed of for fair value since the date of the Balance Sheet in the ordinary course of business consistent with past practice), in each case free and clear of any Encumbrances, except as reflected on the Balance Sheet and except for such imperfections of title, if any, that do not interfere with the present value of the subject property.

(b) The assets owned or leased by the Company and its Subsidiaries constitute all of the assets necessary for the Company and its Subsidiaries to carry on their respective businesses as currently conducted. All material tangible assets owned or leased by the Company or its Subsidiaries have been at all times maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 2.22 Insurance. The Company and its Subsidiaries maintain insurance policies against all risks of a character and in such amounts as are customarily insured against by similarly situated companies in the same or similar businesses. Each insurance policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. Each of the Company and its Subsidiaries have materially complied with the provisions of each insurance policy under which it is the insured party. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. Neither the Company nor any of its Subsidiaries has established or operated under a formalized self-insurance program.

Section 2.23 Certain Business Practices.

(a) None of the Company, any of its Subsidiaries, or any Representatives of the Company or any of its Subsidiaries, directly or indirectly, whether in cash, property or services: (i) used any corporate or other funds for unlawful contributions, gifts, entertainment or other unlawful payments related to political activity, or (ii) made any bribes, kickbacks, influence payments, or other unlawful payment to U.S. or non-U.S. government officials or employees or to U.S. or non-U.S. political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any comparable Applicable Law. Neither the Company nor any of its Subsidiaries has entered into any transaction with any of its Affiliates that has provided to the Company or any of its Subsidiaries revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated Person.

(b) The books, records and accounts of the Company and its Subsidiaries have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 2.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 2.25 Books and Records. The books and records of the Company and its Subsidiaries are in the possession and under direct control of the Company.

Section 2.26 Legal Status of Directors, Officers, Employees and Contractors. None of the Company’s directors or officers are (a) subject to any court order enjoining the them from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; (b) found by a Governmental Entity to have violated any securities, commodities, or unfair trade practices Law; or (c) identified on any of the following documents: (i) the Office of Foreign Assets Control of the United States Department of the Treasury list of “Specially Designated Nationals and Blocked Persons”; (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; or (iv) the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”

Section 2.27 Related Party Transactions.

(a) No Related Party of the Company or any of its Subsidiaries: (i) owns, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any of its Subsidiaries or their business; (ii) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses or has used in or pertaining to the business of the Company or any of its Subsidiaries; or (iii) has any business dealings or a financial interest in any transaction with the Company or any of its Subsidiaries or involving any assets or property of the Company or any of its Subsidiaries, other than business dealings or transactions conducted in the ordinary course of business consistent with past practice at prevailing market prices and on prevailing market terms.

(b) There are no Contracts by and between the Company or any of its Subsidiaries, on the one hand, and any Related Party of the Company or any its Subsidiaries, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries.

(c) There are no outstanding notes payable to, accounts receivable from or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any Liability to, any Related Party of the Company or any of its Subsidiaries. Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any Liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement and the other Transaction Documents.

Section 2.28 Export Control Laws. Each of the Company and its Subsidiaries is and has at all times been in compliance with all Export Control Laws, except for those that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing: (a) each of the Company and its Subsidiaries has obtained all material export licenses and other approvals required for its exports of products, Software and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect; (b) each of the Company and its Subsidiaries is in material compliance with the terms of such applicable export licenses or other approvals; and (c) there are no pending or, to the Company’s knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals.

Section 2.29 Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 3.6(a) and Section 3.6(b), the sale of Purchased Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Shares and neither the Company nor any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that could cause the offering or issuance of the Purchased Shares under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that could result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or step that could cause the offering or issuance of the shares of Common Stock under this Agreement to be integrated with other offerings by the Company.

Section 2.30 Representations Complete. The representations and warranties contained in this Article II do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article II not misleading.

ARTICLE III
PURCHASER REPRESENTATIONS AND WARRANTIES

Each Purchaser hereby represents and warrants to the Company, as to itself and no other Purchaser, as follows:

Section 3.1 Organization and Qualification. Such Purchaser is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its formation and is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent such concept or a comparable status is recognized), in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except for any such failures to be so qualified or licensed and in good standing that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on such Purchasers’ ability to consummate the Transactions.

Section 3.2 Authority. Such Purchaser has all necessary power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or, at the Closing, will become a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document, and the consummation of the Transactions, have been duly and validly authorized by all requisite action of such Purchaser, and no other proceedings on the part of such Purchaser are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the Transactions.

Section 3.3 Enforceability. This Agreement and each Transaction Document constitutes or, upon execution, will constitute the valid, legal and binding obligations of the such Purchaser, enforceable against such Purchaser in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 3.4 No Conflict; Required Consents and Approvals.

(a) The execution, delivery and performance by such Purchaser of this Agreement and each of the Transaction Documents to which such Purchaser is or will be a party, and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of such Purchaser; (ii) conflict with or violate any Applicable Law; or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under or require any consent of any Person pursuant to, any material contract or permit of such Purchaser, except, in the case of the foregoing clauses (i), (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on such Purchaser’s ability to consummate the Transactions.

(b) The execution, delivery and performance by such Purchaser of this Agreement and each of the other Transaction Documents to which such Purchaser will be a party or the consummation of the Transactions by such Purchaser do not, and the performance of this Agreement by such Purchaser will not, require any consent, approval authorization or permit of or filing with or notification to, any Governmental Entity for such performance.

Section 3.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements made by or on behalf of such Purchaser.

Section 3.6 Unregistered Securities.

(a) Such Purchaser is acquiring the Purchased Securities for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Purchased Securities in a manner that would violate the registration requirements of the Securities Act or any applicable state securities law.

(b) Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in Purchased Securities. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Purchased Securities and, at the present time, is able to afford a complete loss of such investment.

(c) Such Purchaser has been furnished with all materials relating to the business, finances and operations of the Company and its Subsidiaries that have been requested and materials relating to the offer and sale of the Purchased Securities that have been requested by such Purchaser. Such Purchaser has been afforded the opportunity to ask questions of the Company and its Subsidiaries.

(d) Such Purchaser understands that the Purchased Securities will bear a restrictive legend substantially in the form as set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

(e) Such Purchaser understands that the Purchased Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law. Such Purchaser understands that the Purchased Securities must be held indefinitely unless and until the Purchased Securities are registered for resale under the Securities Act or an exemption from such registration is available. Purchaser has been advised by its advisors of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(f) Such Purchaser understands that the Purchased Securities are being offered and sold in reliance on transactional exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, covenants, acknowledgments and understandings of such Purchaser set forth in this Agreement in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Securities.

(g) Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Purchased Securities as a result of any advertisement, article, notice or other communication regarding the Purchased Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

ARTICLE IV
COVENANTS

Section 4.1 Conduct of Business of the Company. During the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with the terms hereof and the Closing, the Company shall conduct the businesses of the Company and its Subsidiaries only in the ordinary course of business consistent past practice except as specifically contemplated by this Agreement and the other Transaction Documents and as may be required in connection with the consummation of the Transactions.

Section 4.2 Reasonable Efforts

(a) Each of the parties to this Agreement agrees to use all commercially reasonable efforts, and to cooperate with each other parties, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including, subject to any applicable limitations set forth in this Section and other provisions of this Agreement, causing the satisfaction of the respective conditions set forth in Article V (Conditions to Closing) and executing and delivering such other instruments and doing and performing such other acts and things as may necessary or reasonably desirable for effecting the consummation of the Transactions.

(b) Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, in no event will the Company or any Purchaser or any of their respective Affiliates be obligated to litigate or participate in the litigation of any Action, whether judicial or administrative, brought by any Governmental Entity or appeal any order (i) challenging or seeking to make illegal, delaying or otherwise directly or indirectly restraining or prohibiting the consummation of the Transactions, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Purchasers or any of their respective Subsidiaries or Affiliates, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Purchasers or any of their Subsidiaries or Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company, or (iv) that would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions or that would reasonably be expected to dilute the benefits to Purchasers of the Transactions.

Section 4.3 Information on Shareholdings. After the Closing, the Company shall promptly and accurately respond, and shall use its commercially reasonable efforts to cause its representatives and agents to respond, to reasonable requests for information (which is otherwise not publicly available) made by a Purchaser or its auditors relating to the actual holdings of such Purchaser or its accounts.

Section 4.4 Public Disclosures. The Company and Purchasers will consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release, public statements or public disclosures with respect to this Agreement, the other Transaction Documents or the Transactions, and will not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of the other parties, except as may be required by Applicable Law or Judgment, in which case the parties will use commercially reasonable efforts to agree on such public disclosures.

ARTICLE V
CLOSING CONDITIONS

Section 5.1 Conditions to Obligations of Purchasers. The obligations of Purchasers to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company. (i) The Company shall have performed and satisfied in all material respects each of its obligations set forth in this Agreement and the other Transaction Documents required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of the representations and warranties set forth in Section 2.3 (Capitalization) will have been true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement; (iii) each of the representations and warranties set forth in Section 2.1 (Organization and Qualification), Section 2.4 (Valid Issuance of Securities) and Section 2.5 (Corporate Authority) will have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing; (iv) each of the other representations and warranties of the Company contained in this Agreement or in any other Transaction Documents will have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date) with the same force and effect as if made as of the Closing or such other date; and (v) Purchasers will have received a certificate signed by a duly authorized executive officer of the Company affirming that the conditions in Section 5.1(a)(i)-(iv) have been satisfied.

(b) No Violation. No Law will have been enacted or exist that would prohibit the Transactions or the consummation of the Closing. No pending or threatened Action or Judgment will be in effect (i) preventing (or seeking to prevent) the consummation of the Transactions or (ii) limiting or restricting (or seeking to limit or restrict) Purchasers’ ownership, conduct or operation of the business of the Company and its Subsidiaries following the Closing.

(c) Transaction Documents. The Company shall have executed and delivered to Purchasers this Agreement and all other Transaction Documents to which it is a party.

(d) Target Acquisition. The closing of the acquisition of Target pursuant to the Target Agreement shall occur simultaneously with the closing of the Transactions.

Section 5.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

(a) Representations, Warranties and Covenants of Purchasers. (i) Purchasers will have performed and satisfied in all material respects each of its covenants and obligations set forth in this Agreement and under the other Transaction Documents required to be performed and satisfied by it on or prior to the Closing Date; (ii) each of the representations and warranties set forth in Section 3.1 (Organization and Qualification) and Section 3.2 (Authority) will have been true and correct in all respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made as of the Closing; (iii) each of the representations and warranties of the Purchasers contained in this Agreement or in any other Transaction Documents will have been true and correct in all material respects as of the date of this Agreement and at and as of the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date) with the same force and effect as if made as of the Closing or such other date; and (iv) the Company shall have received a certificate signed by a duly authorized representative of each Purchaser affirming that the conditions in Section 5.2(a)(i)-(iii) have been satisfied.

(b) No Violation. No Law will have been enacted or exist that would prohibit the Transactions or the consummation of the Closing. No pending or threatened Action or Judgment will be in effect (i) preventing (or seeing to prevent) the consummation of the Transactions or (ii) limiting or restricting (or seeking to limit or restrict) Purchasers’ ownership, conduct or operation of the business of the Company and its Subsidiaries following the Closing.

(c) Transaction Documents. Each Purchaser will have executed and delivered to the Company this Agreement and all other Transaction Documents to which it is a party.

ARTICLE VI
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENT; INDEMNIFICATION

Section 6.1 General Survival.

(a) The covenants and agreements of the Company and Purchasers contained in this Agreement or in any other Transaction Document that by their terms apply or are to be performed in whole or in part after the Closing Date (“Post-Closing Covenants”) will survive the Closing Date. The representations and warranties of the Company and Purchasers contained in this Agreement or in any other Transaction Document will survive and continue until the date that is 18 months from the Closing Date (the “Expiration Date”); provided, however, that:

(i) the Fundamental Representations and any claim of fraud or intentional misrepresentation with respect to this Agreement or any of the other Transaction Documents will survive indefinitely;

(ii) the representations and warranties of the Company contained in Section 2.13 (Taxes) will survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) plus ninety (90) Business Days (the “Specified Claims Expiration Date”); and

(iii) if, in accordance with this Article VI, (A) any Indemnification Claims arising from any inaccuracy in or breach of any representations and warranties not identified in subsections (b)(i) or (b)(ii) are asserted prior to the Expiration Date, (B) any Indemnification Claims arising from any inaccuracy in or breach of any representations and warranties set forth in subsection (b)(ii) above are asserted prior to the Specified Claims Expiration Date, or (C) any Indemnification Claims arising from any inaccuracy in or breach of any Fundamental Representations or from any breach of any Post-Closing Covenant or any claims of fraud or intentional misrepresentation are asserted at any time after the date hereof, such Indemnification Claims shall continue until the final amount of recoverable Losses are determined by final agreement, settlement, judgment or award binding on the Company and Purchasers in accordance with this Article VI (the final amount of recoverable Losses so determined, the “Loss Amounts”).

Section 6.2 Indemnification; Procedures.

(a) Subject to the terms and conditions of this Article VI, the Company shall indemnify, defend and hold harmless Purchasers and each of their Affiliates and their respective directors, officers, employees, shareholders, agents and other Representatives (the “Purchaser Indemnified Parties”) against all Losses any of the Purchaser Indemnified Parties may suffer, sustain or become subject to as a result of (i) any breach or misrepresentation of any representation or warranty of the Company contained in Article II and any other Transaction Document, and (ii) any breach of any covenant, agreement, or obligation of the Company in this Agreement or any other Transaction Document to which the Company is party.

(b) Subject to the terms and conditions of this Article VI, each Purchaser shall, severally, and not jointly, indemnify, defend and hold harmless the Company and each of its Affiliates and their respective directors, officers, employees, shareholders, agents and other Representatives (the “Company Indemnified Parties”) against all Losses any of the Company Indemnified Parties may suffer, sustain or become subject to as a result of (i) any breach or misrepresentation of any representation or warranty of such Purchaser contained in Article III and any other Transaction Document, and (ii) any breach of any covenant, agreement, or obligation of such Purchaser in this Agreement or any other Transaction Document to which such Purchaser is a party.

(c) The party making a claim under this Article VI is referred to as the “Indemnitee” and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”. In the event that an Indemnitee seeks recovery, in accordance with the terms of this Article VI, in respect of an Indemnification Claim, the Indemnitee will deliver a written notice (a “Claim Notice”) to the Indemnifying Party. Each Claim Notice will (i) specify in reasonable detail and in good faith the nature of the Indemnification Claim being made and (ii) state the aggregate dollar amount of Losses to which the Indemnitee is entitled to indemnification pursuant to this Article VI that have been incurred, or a good faith estimate of the aggregate dollar amount of such Losses reasonably expected to be incurred, by the Indemnitee pursuant to such Indemnification Claim (the “Claim Amount”).

(d) If the Indemnifying Party wishes to object to the some or all Indemnification Claims made in a Claim Notice, the Indemnifying Party must deliver a written objection to the Indemnitee within twenty (20) Business Days after receipt by the Indemnifying Party of such Claim Notice expressing such objection and explaining in reasonable detail and in good faith the basis such objection. Following receipt by Indemnitee of the Indemnifying Party’s objection, if any, the Indemnitee will promptly, and within ten (10) Business Days, meet to agree on the rights of the respective parties with respect to each Indemnification Claim that is the subject of such a written objection. If the Indemnitee and Indemnifying Party should so agree, (i) a memorandum setting forth such agreement shall be prepared and executed by the Indemnitee and Indemnifying Party, and (ii) as promptly as practicable and within five (5) Business Days following execution of such memorandum, subject to subsection (d) below, the Indemnifying Party will pay to the Indemnitee in cash the aggregate dollar amount of Losses payable to the Indemnitee pursuant to such memorandum. In the event that the parties do not prepare and sign such a memorandum or such memorandum does not address in full the written objections timely delivered, within twenty (20) Business Days of receipt by the Indemnifying Party from the Indemnitee of the written objection, then the Indemnitee may commence an Action to resolve such dispute and enforce its rights with respect such claims in any court of competent jurisdiction.

(e) If the Indemnitee does not receive a response from the Indemnifying Party with respect to any Indemnification Claim set forth in a Claim Notice by the end of the twenty (20) Business Day period referred to in subsection (d) above, (i) the Indemnifying Party will be deemed to have irrevocably waived any right to object to such Indemnification Claim and to have agreed that Losses in the amount of the applicable Claim Amount are indemnifiable under this Agreement, and (ii) within five (5) Business Days following expiration of such period, subject to subsection (d) below, the Indemnifying Party will pay the Claim Amount to the Indemnitee. If not paid, the Indemnitee may seek enforcement of the obligation with respect to the Indemnification Claim in any court of competent jurisdiction.

(f) Any amount payable to the Indemnitee pursuant to subsection (d) or (e) above will be paid within two (2) Business Days after the applicable payment obligation accrues) by the Indemnifying Party by wire transfer of dollars in immediately available funds to such account or accounts designated by the Indemnitee in writing.

(g) If any Action shall be brought against any Indemnitee in respect of which indemnification is being sought pursuant to this Agreement, the Indemnified Party shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Indemnitee. Any Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee except to the extent that (i) the employment thereof has been specifically authorized by Indemnifying Party in writing, (ii) the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of the Indemnitee, in which case the Indemnifying Party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Indemnifying Party will not be liable to any Indemnitee under this Agreement (y) for any settlement by an Indemnitee effected without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a Loss is attributable to any Indemnitee’s breach of any of the representations, warranties, covenants or agreements made by such Indemnitee in this Agreement or in the other Transaction Documents.

Section 6.3 Tax Treatment of Indemnity Payments. Any indemnification payment made pursuant to this Article will be treated for all tax-related purposes as an adjustment to the Purchase Price paid by such Indemnitee.

ARTICLE VII
TERMINATION

Section 7.1 Termination.

(a) At any time prior to the Closing, upon written notice to the other parties, this Agreement may be terminated and the Transactions abandoned by either the Company or any Purchaser as set forth below, in each case as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers:

(i) by mutual written consent of the Company and such Purchaser;

(ii) by either the Company or such Purchaser, if any Action preventing the consummation of the Transactions has become final and nonappealable;

(iii) by such Purchaser:

(A) if the Closing has not occurred on or before May 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this subsection (A) will not be available to such Purchaser if a breach of this Agreement by such Purchaser has resulted in the failure of the Closing to be consummated before the Outside Date;

(B) if the Company has breached any representation, warranty, covenant or agreement contained herein and such breach has not been cured within ten (10) Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and, if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 (Conditions to Obligations of Purchasers) to be satisfied;

(C) between the date of this Agreement and the Closing, an event or condition occurs that has or is reasonably likely to have a Material Adverse Effect; and

(iv) by the Company, if such Purchaser has breached any representation, warranty, covenant or agreement contained herein and such breach has not been cured within ten (10) Business Days after receipt by such Purchaser of written notice of such breach (provided, however, that no such cure period will be available or applicable to any such breach which by its nature cannot be cured) and if not cured within such ten (10) Business Day period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.2 (Conditions to Obligations of the Company) to be satisfied.

(b) This Agreement automatically terminates, without further action by any Party, upon the termination of the Target Agreement.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as set forth in Section 7.1 (Termination), this Agreement shall will become void and there will be no Liability or obligation on the part of the Company or such Purchaser, or their respective officers, directors, stockholders, Affiliates or Representatives; provided, however, that no party will be relieved from Liability in connection with any breach of such party’s representations, warranties or covenants contained in this Agreement or the other Transaction Documents.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Entire Agreement; Assignment; Successors. This Agreement and the other Transaction Documents (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) may not be assigned by operation of Law or otherwise; provided, however, that a Purchaser may assign any or all of its rights and obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of such Purchaser, but no such assignment shall relieve such Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment of this Agreement in contravention of this Section shall be null and void and of no force or effect. The Company represents and warrants to each of the Purchasers that it is not entering into any side letter or other agreement with any Purchaser that grants such Purchaser additional rights or contemplates terms and conditions different from those set forth in this Agreement and the Registration Rights Agreement.

Section 8.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible, provided that in no event shall Purchasers be obligated to complete the purchase of the Purchased Securities unless the sale of all of the Purchased Securities is completed simultaneously at the Closing.

Section 8.3 Notices. All notices and demands provided for in this Agreement or the Transaction Documents will be (a) in writing and shall be given by registered or certified mail, return receipt requested, air courier guaranteeing overnight delivery or personal delivery, and (b) via e-mail, to the following addresses:

(i) if to the Company:

Liberated Syndication, Inc.
5001 Baum Blvd, Suite 770
Pittsburgh, PA 15213
Attention: Laurie Sims
Email: laurie@libsyn.com

with a copy to:

Faegre Drinker Biddle & Reath LLP
1144 15th Street, Suite 3400
Denver, Colorado 80202
Attention: Jeffrey A. Sherman
Email: jeff.sherman@faegredrinker.com

(ii) if to Purchasers:

at the address indicated on Schedule A

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested; upon actual receipt if sent by overnight courier copy; when receipt is acknowledged, if sent via e-mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 8.4 Expenses. Except as may be otherwise agreed in writing, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement, the other Transaction Documents and the Transactions will be paid by the party incurring such costs and expenses whether or not the Closing shall have occurred; provided, however, that accountable expenses of up to $50,000 will be borne and paid by the Company to Cadwalader, Wickersham & Taft LLP, in connection with the Transactions.

Section 8.5 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing will be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 8.6 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.7 Interpretation; Article and Section References. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to effect the meaning or interpretation of this Agreement. All references in this Agreement to Articles, Sections, Subsections, Annexes, Exhibits and Schedules are references to Articles, Sections, Subsections, Exhibits and Schedules, respectively, in and to this Agreement, unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The words “include” or “including” mean “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein have the meaning as defined in this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in this Agreement.

Section 8.8 No Third-Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each party to this Agreement, its successors and permitted assigns (if any) and nothing in this Agreement is intended to or shall confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.9 Counterparts; Electronic Signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

Section 8.10 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, nor will any single or partial exercise of any such right, power or remedy preclude any other or further exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Except as otherwise provided in this Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement will be effective unless signed by each of the parties affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by the Agreement from the terms of any provision of this Agreement will be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the party in any case will entitle the party to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. This Agreement may be amended, modified or supplemented by the parties at any time.

Section 8.11 Attorneys’ Fees. In the event an Action is brought to enforce or interpret any provision of this Agreement, the prevailing party, or in the event that there is no prevailing party, then the substantially prevailing party, shall be entitled to recover documented fees and costs of legal counsel in an amount to be fixed by the court.

Section 8.12 No Presumption Against Drafting Party. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

LIBERATED SYNDICATION, INC. By: /s/ Laurie Ann Sims Name: Laurie Ann Sims Title: President and COO

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

If Purchaser is an entity:
___________________________________ (Purchaser Name) By: _________________________________ (Sign Here) Name: ______________________________ Title: ______________________________

If Purchaser is an individual:
____________________________ (Sign Here) Print Name: __________________

ANNEX I
DEFINED TERMS

“Acquisition” means, any acquisition, directly or indirectly, whether in one transaction or in a series of related transactions (and whether by merger, consolidation, acquisition of assets or stock, recapitalization, restructuring or otherwise) of all or any substantial portion of the ownership or equity interests in or assets of any separate Person or business.

“Action” means any action, cause of action, claim, complaint, charge, suit, demand, inquiry, investigation, indictment, litigation, hearing, mediation, arbitration or other proceeding, whether civil, criminal, administrative, judicial or investigative, formal or informal, whether at Law or in equity and whether private or public, including by or before any Governmental Entity.

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the Company and the Purchasers shall not be considered Affiliates for purposes of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

“Balance Sheet” means the most recent balance sheet, together with all related notes and schedules to such balance sheet, contained in the Company’s most recent SEC filing as of the date of this Agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.6.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of Pennsylvania are authorized or required by Law or other governmental action to close.

“Claim Amount” has the meaning set forth in Section 6.2(c).

“Claim Notice” has the meaning set forth in Section 6.2(c)

“Closing” shall have the meaning set forth in Section 1.2(a).

“Closing Date” shall have the meaning set forth in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Awards” means the Awards (as defined in the Plan) or any other equity awards approved by the Company’s board of directors.

“Company Data” means Confidential Data held by the Company or held by any third party in connection with the provision of services to and/or further to an agreement with the Company.

“Company Data and Data Sets” has the meaning set forth in Section 2.19(g).

“Company Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Company Plan” means the Company’s 2018 Omnibus Equity Incentive Plan.

“Confidential Data” means (i) proprietary or confidential Data, including Personal Information, of the Company and (ii) proprietary or confidential Data, including Personal Information, of any third party that has been entrusted to the Company.

“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Data” means data and information of any kind (including images, software code, and other works, files, or data elements), in electronic or tangible form. “Data” also includes any data and information in oral form if so indicated or if suggested by the context in which the term is used.

“Data Protection Laws” means all Applicable Laws and published privacy policies and internal privacy policies and guidelines relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties).

“Disclosure Schedule” has the meaning set forth in Article II.

“Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, which is sponsored, maintained, contributed to by (or to which there is an obligation to contribute of) the Company or any of its ERISA Affiliates or under which the Company or any ERISA Affiliate has or could reasonably be expected to have present or future liability.

“Encumbrance” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Equity Securities” has the meaning set forth in Section 1.3(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that, together with the Company, is, or at any relevant time was, treated as a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (i) a Reportable Event with respect to any Employee Benefit Plan; (ii) any Employee Benefit Plan is insolvent or in endangered or critical status within the meaning of Section 432 of the Code or Section 4241 or 4245 of ERISA or notice of any such insolvency has been given to any of the Company or any of its ERISA Affiliates; (iii) any Employee Benefit Plan is in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (iv) any Employee Benefit Plan (other than a Multiemployer Plan) has failed to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA), or any of the Company or its Affiliates have applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302, 303 or 304 of ERISA with respect to any Employee Benefit Plan; (v) the Company or any of its ERISA Affiliates fails to make by its due date a required installment under Section 430G) of the Code with respect to any Employee Benefit Plan or to make any required contribution to a Multiemployer Plan when due; (vi) the Company or any of its ERISA Affiliates incurs (or is reasonably expected to incur) any liability to or on account of an Employee Benefit Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(t), 4971, 4975 or 4980 of the Code or is notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Employee Benefit Plan; (vii) any proceeding is instituted (or is reasonably likely to be instituted) to terminate any Employee Benefit Plan or to appoint a trustee to administer any Employee Benefit Plan, or any written notice of any such proceeding is given to any of the Company or any of its ERISA Affiliates; (viii) the imposition on account of any Employee Benefit Plan of any Encumbrance under the Code or ERISA on the assets of the Company or any of its ERISA Affiliates or notification to the Company or any of its ERISA Affiliates that such a Encumbrance will be imposed on the assets of the Company or any of its ERISA Affiliates; (ix) the occurrence of an event, circumstance, transaction, or failure that results in liability to the Company or any of its ERISA Affiliates under Title I of ERISA or a Tax under any of Sections 4971 through 5000 of the Code; or (x) the complete or partial withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan that results in or is reasonably expect to result in the imposition of Withdrawal Liability or insolvency under Title IV of ERISA of any Multiemployer Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 6.1(a).

“Export Control Laws” means (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599) and (ii) all comparable Applicable Laws outside the United States.

“Filed SEC Documents” has the meaning set forth in Section 2.8.

“Fundamental Representations” means: (i) with respect to the Company, the representations and warranties set forth in Sections 2.1 (Organization and Qualification), 2.3 (Capitalization), 2.4 (Valid Issuance of Securities), 2.5 (Corporate Authority), 2.6 (Enforceability) and 2.24 (Brokers) and (ii) with respect to the Purchasers, the representations and warranties set forth in Sections 3.1 (Organization and Qualification), 3.2 (Authority) 3.3 (Enforceability) and 3.5 (Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, national, supranational (including the European Union and the European Commission), state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other body, or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Indemnification Claims” means any claim for indemnification pursuant to this Agreement.

“Indemnifying Party” has the meaning set forth in Section 6.2(c).

“Indemnitee” has the meaning set forth in Section 6.2(c).

“IP License” means any agreement (i) granting to the Company or any of its Subsidiaries any right to use or otherwise practice or exploit any IP Rights or (ii) under which the Company or any of its Subsidiaries grants licenses or other rights in or to use or otherwise practice or exploit any IP Rights.

“IP Rights” means any or all of the following and all rights in, arising out of, or associated therewith (including all applications or rights to apply for any of the following, and all registrations, renewals, extensions, future equivalents, and restorations, now or hereafter in force and effect): (a) all United States, international, and foreign: (i) patents, utility models, and applications therefor, and all reissues, divisions, reexaminations, provisionals, continuations and continuations-in-part, and equivalent or similar rights anywhere in the world in inventions, discoveries, and designs, including invention disclosures; (ii) all trademarks, trade names, logos, and service marks, trade dress, and all applications therefor, and all goodwill associated therewith throughout the world; (iii) all copyrights and tangible works of expression, and all applications therefor, and all other rights corresponding thereto (including moral rights), throughout the world; (iv) all trade secrets and other rights in know-how and confidential or proprietary information; (v) all rights in Internet domain names, World Wide Web addresses and applications and registrations therefor, and all related contract rights therein; and (vi) any other intellectual property rights including similar, corresponding, or equivalent rights to any of the foregoing in items (i) through (v) above, and including any such rights in computer software, databases, datasets and Data (each, “Software”), in each case anywhere in the world.

“IRS” means the Internal Revenue Service.

“IT Systems” means all information technology and computer systems, including servers, Software, computer firmware, computer hardware, electronic Data processing, information, record keeping, website, databases, circuits, networks, network equipment, interfaces, platforms, peripherals computer systems, and other computer, communications and telecommunications assets and equipment, and information contained therein or transmitted thereby, including any cloud or other outsourced systems used by or for the Company relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of Data and information, whether or not in electronic format, in each foregoing case, owned by the Company and the Subsidiaries and necessary to the conduct of the business of the Company and its Subsidiaries.

“Judgment” means any outstanding judgment, order, injunction, ruling, writ or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation (including the rules and regulations of any national securities exchange or national securities quotation system).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

“Loss Amounts” has the meaning set forth in Section 6.1(a).

“Losses” means any and all deficiencies, judgments, settlements, Actions, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, fines, penalties, costs, expenses (including legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or otherwise satisfying any and all Actions, assessments, judgments or appeals, and in seeking indemnification therefor, and interest on any of the foregoing from the date incurred until paid at the prime rate.

“Material Adverse Effect” has the meaning set forth in Section 2.1(a).

“Material Contract” means any Contract that is material to the business, operations, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole.

“Material Permits” has the meaning set forth in Section 2.14(b).

“Multiemployer Plan” means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Company or any of its ERISA Affiliates, and each such plan for the six-year period immediately following the latest date on which the Company or any of its ERISA Affiliates contributed to or had an obligation to contribute to such plan.

“Outside Date” has the meaning set forth in Section 7.1(a)(iii)(A).

“Permit” has the meaning set forth in Section 2.14(b).

“Permitted Encumbrances” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Encumbrance arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Encumbrance created by Applicable Law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Encumbrances securing financing obtained in the ordinary course of the Company’s operations, including financing with respect to the acquisition or lease of equipment and financing of insurance premiums, and (v) Encumbrances incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Encumbrances of the type described in clause (iv) above.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Personal Information” means, as pertinent to an identified or identifiable employee, applicant, contractor, individual business contact, website user, customer, donor, patient, or other natural person: (i) the natural person’s last name in combination with any one or more of the following items: the natural person’s street address, telephone number, email address, photograph, driver’s license number, social security or other national identification number, passport number, credit card number, biometric identifier, bank information, account number, or health information, (ii) payment cardholder information, and (iii) any other Data relating to such identified or identifiable natural person.

“Potential Purchaser” has the meaning set forth in Section 1.3(a).

“Post-Closing Covenants” has the meaning set forth in Section 6.1(a).

“Preemptive Rights Purchaser” means any Purchaser who is indicated to have preemptive rights on Schedule A.

“Preferred Stock” has the meaning set forth in Section 2.3(a).

“Principal Market” means the New York Stock Exchange, the NYSE Amex Equities, the Nasdaq Global Select Market, the Nasdaq Capital Market or the NASDAQ Global Market.

“Privacy Policies” means each external policy concerning the privacy, security, or processing of Personal Information in the conduct of the Company’s business.

“Privacy Requirements” means all Applicable Laws imposed by a competent Governmental Entity concerning or related to: (i) the processing of Personal Information; the security of Personal Information; the geographic location where Personal Information is stored or otherwise Processed; and/or (ii) notification to Data subjects or any Governmental Entity in connection with a Security Breach involving Personal Information.

“Public Offering” means a public offering and sale of Equity Securities for cash registered under the Securities Act.

“Purchase Price” means, with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name on Schedule A hereto

“Purchased Securities” means, with respect to each Purchaser, the number of shares of Common Stock as set forth opposite such Purchaser’s name on Schedule A hereto.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2(a).

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to a parcel of real property owned, leased or operated by such Person together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any Immediate Family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person. For the purposes of this definition, “Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Representatives” means, with respect to a specified Person, the officers, directors, partners, members, managers, employees, investment advisers, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Rights Offering” means the issuance by the Company to existing holders of the Company’s Equity Securities of rights to buy, within a fixed time period, a proportional number of newly issued Equity Securities, including those with an over-subscription option or “backstop”.

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.8.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means reports and statements filed or furnished by the Company with the SEC under the Exchange Act, including all amendments, exhibits and schedules thereto, and documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Security Breach” means the known or reasonably suspected loss, theft, material unplanned unavailability or alteration, corruption, or unauthorized modification, use, deletion, or disclosure, of Company Data.

“Software” has the meaning set forth in the definition of IP Rights.

“Specified Claims Expiration Date” has the meaning set forth in Section 6.1(a)(ii).

“Stock Plan” has the meaning set forth in Section 2.11.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Systems” means the computer, information technology and data processing systems, facilities and services used by or for the Company and its Subsidiaries, including all Software, hardware, networks, communications facilities, platforms and related systems and services.

“Target” means AdvertiseCast, LLC, a Wisconsin limited liability company.

“Target Agreement” means that certain Membership Interest Purchase Agreement entered into by the Company dated even herewith, pursuant to which the Company or a Subsidiary of the Company will, subject to the conditions set forth therein, acquire all of the outstanding Equity Interests of Target.

“Tax Returns” means any return, report, election, claims for refund, disclosure, declaration of estimated Taxes and information return or statement, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Entity.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges or other like assessments or charges in the nature of taxes imposed by or paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, alternative or add-on minimum, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Taxing Authority” means any Governmental Entity having authority with respect to Taxes.

“Transaction Documents” means this Agreement, the Registration Rights Agreement and all other documents, certificates or agreements executed or delivered by the parties in connection with the Transactions contemplated by this Agreement and the Registration Rights Agreement.

“Transactions” has the meaning set forth in Section 1.1.

“Unfunded Current Liability” of any Employee Benefit Plan means the amount, if any, by which the value of the accumulated plan benefits under the Employee Benefit Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the Pension Benefit Guaranty Corporation for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, from such Multiemployer Plan.